Exhibit 10.8

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of February 1, 2021 (“Effective Date”), is made and entered into by and between Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”), and David Samuels (the “Executive”).

Introduction

The Company desires to retain the services of the Executive pursuant to the terms and conditions set forth herein and the Executive wishes to be employed by the Company on such terms and conditions. The Executive will be a key Executive of the Company, with significant access to information concerning the Company and its business. The disclosure or misuse of such information or the engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. Effective Date; Term. This Agreement shall become effective as of the Effective Date. The Company shall employ the Executive hereunder until the Executive’s employment with the Company is terminated pursuant to Section 10. The Executive shall be employed on an “at will” basis. The Executive’s start date with the Company shall be February 1, 2021.

2. Duties. The Executive will serve as the Chief Legal Officer of the Company and shall have such duties of an executive nature, consistent with such position. The Executive will report to the Chief Executive Officer.

3. Full Time; Best Efforts.

The Executive shall use the Executive’s best efforts to promote the interests of the Company and shall devote the Executive’s full business time and efforts to its business and affairs. The Executive shall not engage in any other activity that could reasonably be expected to reasonably interfere with the performance of the Executive’s duties, services and responsibilities hereunder .

4. Compensation and Benefits. During the Term, the Executive shall be entitled to compensation and benefits as follows:

(a) Base Salary. The Executive will receive a salary at the rate of $350,000 annually (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. The Compensation Committee of the Management Board (the “Board”) of Definitive Healthcare Holdings, LLC (“Parent”) shall determine, on an annual basis and in its sole good faith discretion, whether to increase the Executive’s Base Salary.

(b) Bonus. The Executive shall be eligible to receive an annual cash bonus (“Bonus”), based on the Company achieving specified revenue targets and other requirements which will be determined reasonably and in good faith on an annual basis for the corresponding year by the CEO and the Compensation Committee of the Board of Directors. For 2021, you will be eligible for an annual bonus of up to 65% of your Base Salary, broken into three levels based on the company achieving one of three annual company targets as follows: (i) 50% of Base Salary for the Base achievement, (ii) 57.5% for the Target achievement, or (iii) 65% for the Stretch achievement, depending on which target is met, if any. The annual Bonus thresholds are paid out to the extent the Company targets meet or exceed the given thresholds, are not cumulative and are prorated to reflect the number of days during the year that the Executive was actually employed at the Company. Company targets shall be based on metrics established in the manner similar to which the Company has calculated Company metrics previously. The metrics tiers shall be determined by the Board at the start of the year and incorporated into the Company’s financial plan for 2021. The Executive must be actively employed by the Company through and including the date on which the Bonus, if any, is paid to be eligible to receive it All bonus amounts as of theend of a calendar year shall be paid no later than March 15 of the following calendar year.

(c) Shares. The CEO agrees to make recommendation to the Board that the Executive receive management incentive units in Parent (the “MIUs”) equal to 375,000 shares. The distribution threshold shall be determined based on the company’s value pursuant to its 409(a)valuation performed in conjunction with its 2020 financial audit. The Mills will vest pursuant to the terms of the applicable grant agreement. For this initial grant, 50% of the MIUs are time-based vesting, with 25% of the time based MIUs vesting on the one-year anniversary of the grant followed by quarterly vesting of 6.25% until fully vested, over 4 years. The remaining 50% will vest based on the return to the Advent shareholders with thresholds at 2.0x, 2.5x and 3.0x return (for full vesting) Any Advent return in between the thresholds shall be pro-rated on a linear basis. If the Company conducts an Initial Public Offering, the performance-based MIUs shall revert to time vested and vest annually in equal installments over three years from the date of the Initial Public Offering.

(d) Benefits. In addition to the Base Salary and the Bonus (if any), the Executive shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans. If the Executive chooses to participate in the company health plan, the Company will reimburse 75% of the costs of the premiums of the policy

(e) Paid Time Off. The Executive shall be entitled to five (5) weeks of paid time off (PTO) per year, excluding Company holidays. No paid time off will be carried over across calendar years.

(f) Reimbursement of Documented Business Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation and approved by, or in accordance with the Company’s policies as approved by the Board. If any reimbursement provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance thereunder, “Section 409A”), such reimbursement shall be subject to the following rules: (i) the amounts to be reimbursed shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement; (ii) the amounts eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit.

(g) Withholding. The Company shall withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes required to be withheld by the Company under applicable law

(h) Indemnification and D&O Insurance. The Company shall, to the fullest extent permitted by law, as such may be amended from time to time, indemnify, defend, and hold harmless the Executive in accordance with, and subject to the terms and conditions of, Article XII (Indemnification) of the AIDH Amended and Restated Limited Liability Company Agreement, dated as of July 16, 2019 and, furthermore, the Company agrees to advance or reimburse as incurred all attorneys’ fees and costs and any amounts expended in the course of defending the Executive. The Company further agrees that this Indemnification provision may only be modified by mutual consent. The Company will maintain a directors and officers liability policy covering Executive with coverage comparable or equal to that provided to other senior executives and Directors of the Company.

5. Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement, and at all times thereafter:

(a) The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information, except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

(b) The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.

(c) Upon the Company’s request following termination of employment, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive ‘ s possession which contain or relate to Confidential Information.

(d) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, “Developments “) made by the Executive in connection with his employment with the Company whether or not under this Agreement, either alone or in conjunction with others, at any time or at any place during the Executive’ s employment or other business relationship with the Company, whether or not under this Agreement and whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or any actual or demonstrably anticipated research or development of the Company, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “workmade for hire” as defined in Section l.01 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(e) The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’ s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments reasonably necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’ s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’ s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive.

6. Nonsolicitation. The Executive agrees that during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement, and for a period of one year thereafter (the “Restricted Period”):

(a) the Executive will not, directly or indirectly, individually or as a consultant to, or an Executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entice away from the Company, reduce the amount of business conducted with the Company by or otherwise materially interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier, vendor or service provider to, or other party having business relations with the Company; and

(b) the Executive will not, directly or in directly, individually or as a consultant to, or an Executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity offer employment to or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, employed by the Company.

7. Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5 or 6 hereof could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5 or 6 hereof or such other equitable relief as may be required to enforce specifically any of the covenants contained in Sections 5 or 6 hereof. The foregoing provisions and the provisions of Sections 5 and 6 hereof shall survive the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

8. Applicability to Related Companies. For purposes of Sections 5, 6 and 7 of this Agreement, the term “Company” shall include the Company and Parent and each of their respective subsidiaries, whether now existing or hereinafter created, and their respective successors and assigns.

9. Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, scope and subject matter of Sections 5 through 8 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.

10. Termination.

(a) General. The Executive’s employment with the Company may be terminated at any time (i) by the Company with or without Cause, (ii) by the Executive for any or no reason, or (iii) by the Company or the Executive in the event of the Executive’ s Disability, and shall terminate in the event of the Executive’s death.

(b) Definitions. As used herein, the following terms shall have the following meanings:

“Cause” means that the Executive has: (i) knowingly and willfully breached any fiduciary duty or any material legal or contractual obligation to the Company, which breach, if curable, is not cured within 15 days after written notice to the Executive thereof or, if cured, recurs; (ii) failed to follow any reasonable directive of the Board, which failure, if curable, is not cured within 15 days after written notice to the Executive thereof or, if cured, recurs; (iii) engaged in gross negligence, fraud, embezzlement, acts of dishonesty or knowing and willful conflict of interest relating to the affairs of the Company or any of its affiliates; (iv) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of the Company or any of its affiliates or (B) any felony (excluding any motor vehicle offense for which a non-custodial sentence is received); or (v) engaged in a willful violation of any federal or state securities laws ;

provided that no condition set forth in the preceding subsections (i) and (ii) will be deemed Cause unless within 30 days from the date the Company initially became aware of the existence of such Cause, the Company notifies the Executive, in writing, describing the conditions giving rise to Cause and allowing the Executive fifteen (15) days’ notice to cure such condition.

“Good Reason” means (a) a material diminution (of 10% or more) of the Base Salary or target Bonus (i.e. the size of the target Bonus that the Executive has the opportunity to earn) unless the Executive consents to such reduction.; or (b) any material breach by the Company of any written agreement between the Executive and the Company; or (c) a relocation of the principal office of the Company more than thirty (30) miles; and (d) a material diminution of the duties, title, authority or responsibilities of the Executive other than those duties, titles, authority or responsibilities that are by their nature or specifically identified as temporary, provided that no condition set forth in the preceding will be deemed Good Reason unless the Company cures the condition(s) giving rise to Good Reason within 30 days from the date on which the Executive notifies the Company, in writing, of such condition(s).

“Disability” means illness (mental or physical) or accident, which results in the Executive being unable to perform the Executive’s duties as an Executive of the Company as reasonably determined by a competent physician, for a period of 90 days, whether or not consecutive, in any 12-month period.

“Severance” means (i) continuation of regular payments of Base Salary (at the rate in effect on the date of termination) to the Executive for a period of nine months from the date of termination of employment, payable in accordance with the Company’s regular payroll schedule.

(c) Effects of Termination. If the Executive’s employment is terminated during the Term, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the date of termination, (ii) if required by law, payments for any accrued but unused vacation time, and (iii) if the Executive’ s employment with the Company is terminated by the Company without Cause (other than as a result of death or Disability of the Executive) or by the Executive for Good Reason, payments of Severance shall be due.

The Severance benefits available to the Executive under this Section 10 are the sole and exclusive severance payments and benefits to which the Executive may be entitled upon termination of the Executive’s employment. The Executive shall not be entitled to receive any other severance-related payments or benefits under any other plan or agreement which may from time to time be made available to other Executives of the Company or any affiliate.

(d) Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company’s obligation to pay Severance shall be subject to the following provisions and conditions:

(i) Release of Claims. The Company’s obligation to pay Severance shall be contingent upon the Executive signing a general release in form and substance reasonably acceptable to the Company and Executive.

(ii) Consequences of Breach. If the Executive breaches the Executive’s obligations under Sections 4 or 5 of this Agreement, the Company may immediately cease payments of Severance and may recover all Severance paid to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company including, without limitation, the right to seek specific performance or an injunction.

For purposes of Section 409A, each payment of Severance shall be considered a separate payment and not one of a series of payments. Any payment under this Section 10 that is not made during the period following the termination of the Employee’s employment because the Employee has not executed the release contemplated hereby shall be paid to the Employee in a single lump sum on the first payroll date following the last day of any applicable revocation period after the Employee executes the release; provided, that the Employee executes and does not revoke the release in accordance with the requirements hereof.

11. Survival. The provisions of Sections 5 through 24 of this Agreement shall survive the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

12. Section 409A. This Agreement is intended to comply with the requirements of Section 409A and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in the Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in the Agreement must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(l)(B) of the Code.

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § I .409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § I.409A-l(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 12 shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’ s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

13. Enforceability, Etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

14. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 14.

(a) If to the Executive, to the most recent address reflected in the Company’s records.

(b) If to the Company, to the Company’s principal place of business.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions, and any proceedings shall be commenced and maintained in any federal or state court of competent jurisdiction located in said Commonwealth.

16. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17. No Mitigation; No Set Off. In the event of termination without Cause or resignation for Good Reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amount due to Executive under this Agreement on account of any subsequent renumeration received from any subsequent employer. No amounts payable hereunder shall not be subject to any setoff or recoupment.

18. Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company (at the direction of the Management Board) and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

19. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment.

20. Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.

21. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” or “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

23. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

24. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as a sealed instrument as of the date first above written.

DEFINITIVE HEALTIICARE, LLC

By:	/s/ Jason Krantz

Name:	Jason Krantz
Title:	Chief Executive Officer

By:	/s/ David Samuels

Executive:	David Samuels